Exhibit 10.3

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SUPPLIER AGREEMENT

This Supplier Agreement (“Agreement”) is made as of August 11, 2022 (“Effective Date”), by and between Volcon, Inc., a Delaware corporation, of 2590 Oakmont Dr., STE 520, Round Rock, Texas 78665(“Company”), and GLV Ventures, of 417 E 2nd ST, Rochester, Michigan 48307, (GLV), (“Supplier”) (mutually, the “Parties”).

Company desires to have Supplier perform services and manufacturing of the Volcon Stag throughout its production life and as identified in the attached Exhibits, and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

1.	SERVICES

1.1.	Statement of Work. Company and Supplier have executed a statement of work, substantially in the form attached hereto as Exhibit A, which describes the specific services to be performed by Supplier (as executed, the “Statement of Work”). The Statement of Work will expressly refer to this Agreement, will form a part of this Agreement, and will be subject to the terms and conditions contained herein. The Statement of Work may be amended only by written agreement of the parties.

1.2.	Performance of Services. Supplier will perform the services described in the Statement of Work (the “Services”) in accordance with the terms and conditions set forth in the Statement of Work and this Agreement.

1.3.	Delivery. Supplier will deliver to Company any company owned deliverables, designs, modules, software, products, documentation and other materials specified in the Statement of Work (individually or collectively, “Deliverables”) in accordance with the delivery schedule and other terms and conditions set forth in the Statement of Work.

1.4.	Consideration. As Supplier’s sole compensation for the performance of the Services and the rights granted hereunder, Company will provide Supplier the consideration set forth in the Statement of Work, on the terms and in the manner set forth in the Statement of Work. Without limiting the generality of the foregoing, Supplier acknowledges and agrees that, if specified in the Statement of Work, Company’s payment obligations will be expressly subject to Supplier’s completion or achievement of certain milestones to Company’s reasonable satisfaction.

1.5.	Expenses. Unless otherwise specified in the Statement of Work, Company will not reimburse Supplier for any expenses incurred by Supplier in connection with performing Services and any expenses incurred by Supplier in performing the Services will be the sole responsibility of Supplier. Any specialty software licenses needed for projects, other than general design software, will be approved by Company and provided at Company’s expense.

1.6.	Payment Terms. All fees and other amounts payable set forth in the Statement of Work, if any, are stated in and are payable in U.S. dollars. Unless otherwise provided in the Statement of Work, Supplier will invoice Company upon completion of the list of deliverables identified below for all fees and expenses payable to Supplier, and Company will pay the full amount of each such invoice within thirty (30) days following issuance of invoice except for any amounts that Company disputes in good faith. The parties will use their respective commercially reasonable efforts to promptly resolve any such payment disputes. All past due amounts shall bear finance charges at a rate of the lesser of 1.5% per month (18% annual percentage rate) or the maximum rate permitted by law.

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1.7.	Schedule of Deliverables for Invoicing:

1.7.1.	Production Tooling Kickoff – beginning [***] as required and approved by Volcon

1.7.2.	Production Kickoff [***]

1.8.	Manufacturing Deliverables for the Invoicing of Finished Goods:

1.8.1.	[***]

1.8.2.	FOB: South Texas

1.8.3.	Payment terms: Net 30 at shipment of product from Supplier Facility

1.8.4.	Motor, [***], Controller, and Harness based on existing BOM pricing as quoted by Powertrain Control Solutions (PCS)

1.9.	Company Forecast and Purchase Order Requirements. The Company shall provide the Supplier with a twelve-week (12) rolling forecast, each week, delivered to the Supplier no later than the end of the day, each Monday. Purchase Order Releases shall be placed 30 days in advance of expected delivery and shall request four (4) weeks’ worth of delivery volume, scheduled weekly. Volumes set forth in said Purchase Orders shall substantially match the volumes represented in the most recent forecast’s first four-week (4) period, however, the Supplier will make commercially reasonable efforts to accommodate additional demand up to 20%. In addition, the Company shall provide a 90-day material forecast for planning purposes. The Company will be responsible for all costs associated with materials and finished goods within the forecast period in the event the Company terminates production, delays production due to design changes, or terminates this agreement. In the event production is terminated, delayed, or this Agreement is terminated for cause related to a material breach or non-performance, the Company will not be liable for costs associated with materials and/or finished goods within the most recent forecast period. Supplier will reserve production capacity of up to 30% increases year over year during the term of this agreement to accommodate annual increases in demand forecasts.

1.10.	Service and Warranty Parts. Supplier shall maintain a commercially reasonable level of replacement part inventory during the term of the agreement. At any given time, the level of aggregate inventory should be no less than [***]. Supplier shall sell to Company parts at [***] cost of the part(s), FOB South Texas.

1.11.	Supplier Personnel. Supplier will perform all Services only through its regular, full-time employees and through subcontractors to the extent that any Supplier Personnel are required to perform Services at a Company facility, Supplier will first ensure that such Supplier Personnel have been informed of Company’s workplace, computer and security policies and procedures, and will comply with such policies and procedures at all times.

1.12.	Company Personnel. Supplier shall permit Company personnel to work with Supplier personnel at the Supplier’s site(s) to assist in the identification of engineering, manufacturing, or quality issues, including designs, specifications, prototypes, verifications, compliance, and regulatory issues. Company personnel shall be permitted to observe the manufacturing of the goods during the manufacturing process, provided the Company’s personnel do not interfere with the manufacturing of the vehicle(s). Company personnel shall be permitted to communicate quality control issues and concerns with Supplier during the manufacturing of the vehicle(s).

1.13.	End of Line Testing. The Parties shall collaborate on end of line testing. Seller shall provide appropriate diagnostic tools for end of line testing. The Parties shall mutually agree on pass/fail criteria for end of line testing. The Goods shall be compatible with On-Board Diagnostics II systems, or component manufactured specific and diagnostic tool will be provided for end of line testing

1.14.	Labeling and Packaging. Supplier shall provide Company with documentation showing Supplier’s identification number for each unit (including each unit’s Vehicle Identification Number), the quantity of units in each delivery, the bill of lading number and the country of origin. Supplier shall maintain a record of such documents for ten (10) years after delivery. In the event labeling and/or packaging are necessary, labeling and packaging requirements will be specified in writing by Company and all costs associated with labeling and/or packaging will be the responsibility of the Company.

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1.15.	End of Life and Wind Down. Following the expiration or termination of this Agreement, the Supplier shall offer to the company the right of first refusal to purchase any and all tooling applicable to the production of the Goods (excluding production conveyor). Supplier shall cooperate with Company and provide reasonable assistance to affect the orderly and efficient transfer of the manufacturing from Supplier to Company or a third party designated by the Company and without disruption to the Company’s business. This assistance shall include:

1.15.1.	the continued manufacture of the Goods by Seller after the termination or expiration date for a transition period and on terms mutually agreeable to the Parties and contingent on the availability of Third Party Products;

1.15.2.	the transfer of all inventories of Goods and works in process (upon payment for such Goods); and,

1.15.3.	the transfer of any Tooling for which Company has fully paid

1.16.	Discontinuation of Production. Supplier agrees to make available for purchase replacement parts to the Company for a period of [***] years after the end of mass production for the contracted product and subcomponents. Supplier agrees in the case of termination of supply a lifetime forecast and buy is conducted with both parties in agreement. The parts and components are to be exclusively used to supply the Company. In the event Supplier is unable to procure and sell components, sub-assemblies, or replacement parts to Buyer, Supplier will use commercial best efforts to transfer supply chain points relationships to Buyer and to assist in establishing a flow of parts, sub-assemblies and replacement parts to ensure after sale service continuity.

2.	TOOLING.

2.1.	Supplier Responsibility. Supplier assumes all responsibility for cost of applicable tooling and fixturing regarding any and all items sourced to or provided by Supplier. This includes all design and engineering required for tools, fixtures, and parts pertaining to the assembly or construction of these products and all items, including tooling and fixtures and all equipment and fixtures paid for by the supplier will be owned by Supplier. Supplier is responsible for any and all tool maintenance and repair including any associated expenses.

3.	RELATIONSHIP OF THE PARTIES

3.1.	Independent Contractor. Supplier is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Supplier or any Supplier Personnel. Supplier has no authority to bind Company by contract or otherwise. Supplier will perform Services under the general direction of Company, but Supplier will determine, in Supplier’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Supplier will at all times comply with applicable law.

3.2.	Taxes and Employee Benefits. Supplier will report to all applicable government agencies as income all compensation received by Supplier pursuant to this Agreement. Supplier will be solely responsible for the payment of all compensation to all Supplier Personnel as well as for the payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Supplier Personnel will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Supplier will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Supplier pursuant to this Agreement.

3.3.	Liability Insurance. Supplier acknowledges that Company will not carry any liability insurance on behalf of Supplier. Supplier will maintain in force adequate liability insurance to protect Supplier from (i) claims under workers’ compensation and state disability acts, and (ii) claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Supplier or any Supplier Personnel. Supplier will carry general insurance coverage for manufacturing facilities and inventory valid throughout any country where the Supplier maintains operations applicable to the manufacture of the Goods in the amount of $1,000,000.00 per occurrence, and $2,000,000.00 in aggregate during the term of this Agreement and for 1 years following the termination or expiration of the Agreement.

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3.4.	Force Majeure. In the event either party is unable to fully perform its obligations hereunder (except for Company’s obligation to pay for Goods ordered) due to events beyond its reasonable control including but not limited to acts of God, action by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, pandemics, epidemics, sabotage, inability to obtain power, material, equipment or transportation, or court injunction or order, that party shall be relieved of its obligations to the extent it is unable to perform. Timely notice of such inability to perform shall be given to the other party.

3.5.	Compliance with Laws. Each Party shall at all times comply with all local, regional, national, and international Laws applicable to this Agreement, the Party’s performance of its obligations hereunder, and the Party’s use or sale of the Goods. Without limiting the generality of the foregoing, each Party shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the purchase, use or resale of the Goods and (b) not engage in any activity or transaction involving the Goods, by way of resale, lease, shipment, use or otherwise, that violates any Law.

4.	OWNERSHIP.

4.1.	Disclosure of Work Product. Supplier will, as an integral part of the performance of Services, disclose in writing to Company (if applicable) all inventions, products, designs, drawings, notes, documents, information, test data, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Supplier may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, before or after the Effective Date, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Supplier Work Product”). Supplier Work Product includes, without limitation, any Deliverables that Supplier delivers to Company pursuant to Section 1.3

4.2.	Ownership of Supplier Work Product. Supplier and Company agree that, to the fullest extent permitted by applicable law, and if applicable, each item of Supplier Work Product, if applicable and owned by company, will be a work made for hire owned exclusively by Company. Supplier agrees that, regardless of whether an item of Supplier Work Product is a work made for hire, all Supplier Work Product will be the sole and exclusive property of Company. Supplier hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Supplier Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and applicable intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and 90 days after the term of this Agreement, Supplier will assist and cooperate with Company in all respects and will cause all Supplier Personnel to assist and cooperate with Company in all respects, and will execute documents and will cause all Supplier Personnel to execute documents, and, subject to the reasonable availability of Supplier, give testimony and take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Supplier Work Product. Nothing in this Agreement grants or confers or shall be construed to grant or confer to Supplier, expressly or impliedly, any right or license to any Intellectual Property Rights or to any application for any Intellectual Property Rights (including patent applications or patents) that are transferred to, assigned to, held by and/or that are in the name of Company.

4.3.	Moral Rights. To the fullest extent permitted by applicable law, Supplier also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Supplier or any Supplier Personnel may have in or with respect to any Supplier Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

4.4.	Related Rights. To the extent that Supplier owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Supplier hereby grants or will cause to be granted to Company (as applicable) a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

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4.5.	Excluded Inventions. Attached hereto as Exhibit B is a list describing all existing inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by Supplier or acquired by Supplier prior to the Effective Date, and which are not to be assigned to Company (“Excluded Inventions”). For purposes of this Agreement, “Other Inventions” means inventions, if any, in which Supplier has or may have an interest, as of the Effective Date or thereafter, other than Supplier Work Product and the Excluded Inventions. As applicable, supplier shall not use the Excluded Inventions or any Other Inventions in any Supplier Work Product without Company’s prior written consent. Supplier acknowledges and agrees that if, in the scope of providing the Services contemplated by this Agreement, Supplier desires to use any Excluded Inventions or any Other Inventions, or if Supplier desires to include any Excluded Inventions or Other Inventions in any product or service of Company or if Supplier’s rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, Supplier will first immediately so notify Company in writing. Unless Company and Supplier agree otherwise in writing as to particular Excluded Inventions or Other Inventions, Supplier hereby agrees to grant, and hereby does grant, to Company, in such circumstances (whether or not Supplier gives Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights. This excludes any data or components that are not in the control of the Supplier including but not limited to: Powertrain Control Systems (“PCS”) and General Motors (“GM”).

5.	CONFIDENTIAL INFORMATION.

5.1.	For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Supplier or to which Supplier has access in connection with performing Services; (ii) the Supplier Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Supplier; (b) was rightfully in Supplier’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Supplier rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. At all times, both during Supplier’s engagement by Company as an independent contractor and after, and to the fullest extent permitted by law, Supplier agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Supplier further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information, including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information. No disclosure of Confidential Information by Company to Supplier will in any way be deemed a license (except for the limited purpose of performing Services) or other grant of proprietary interest in Confidential Information. In reference to Volcon and Company mutual NDA.

6.	WARRANTIES.

6.1.	No Pre-existing Obligations. Supplier represents and warrants that Supplier has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Supplier’s performance of its obligations under this Agreement.

6.2.	Performance Standard. Supplier represents and warrants that the Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform the Services.

6.3.	Non-infringement. Supplier represents and warrants that the Supplier Work Product will not infringe, misappropriate, or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Supplier Work Product is created, developed or supplied by Company or by a third party on behalf of Company.

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6.4.	Competitive Activities. During the term of this Agreement, Supplier will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive directly, as it pertains to current products at the commencement of this agreement, with the types and kinds of business being conducted by Company.

6.5.	Non-Solicitation of Personnel. During the term of this Agreement and for a period of three (3) years thereafter, Supplier will not directly or indirectly solicit the services of any Company employee or Supplier for Supplier’s own benefit or for the benefit of any other person or entity.

6.6.	Agreements with Supplier Personnel. Supplier represents and warrants that all Supplier Personnel who perform Services are and will be bound by written agreements with Supplier under which: (i) Supplier owns or is assigned exclusive ownership of all Supplier Work Product, including all Intellectual Property Rights therein; and (ii) Supplier Personnel agree to limitations on the use and disclosure of Confidential Information no less restrictive than those provided in Section 5.

7.	MUTUAL INDEMNIFICATION.

7.1.	Parties will defend, indemnify and hold harmless its Parties and its representatives, officers, directors, employees, agents, affiliates, successors, and assigns from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from: (i) any action by a third party against Parties that is based on a claim that any Services performed under this Agreement, or the results of such Services (including any Supplier Work Product), or Company’s use thereof, infringe, misappropriate or violate such third party’s Intellectual Property Rights; and (ii) any action by a third party against Company that is based on any act or omission of Supplier or any Supplier Personnel and that results in: (i) personal injury (or death) or tangible or intangible property damage (including loss of use); or (ii) the violation of any statute, ordinance, or regulation.

8.	TERM AND TERMINATION.

8.1.	Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for as long as Supplier is performing Services pursuant to the Statement of Work.

8.2.	Termination for Breach. Either party may terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within sixty (60) days following written notice thereof from the non-breaching party.

8.3.	Effect of Termination. (a) Upon the expiration and payment to Supplier in full, and if applicable and owned by Company, Supplier will promptly deliver to Company all Supplier Work Product, software licenses, equipment provided by Company to Supplier, including all work in progress on any Supplier Work Product not previously delivered to Company, if any. (b) Upon the expiration, Company will pay Supplier any amounts that are due and payable under Section 1.2 for Services performed by Supplier prior to the effective date of expiration. (c) Upon the expiration of this Agreement, Supplier will promptly notify Company of all Confidential Information in Supplier’s possession or control and will promptly deliver all such Confidential Information to Company.

8.4.	Survival. The rights and obligations of the parties under Sections 3, 4, 5, 6, 7, 8 and 9 will survive the expiration or termination of this Agreement.

9.	LIMITATION OF LIABILITY.

9.1.	IF A CONDITION ARISES BASED ON THE ACTIONS OF COMPANY, COMPANY WILL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

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10.	GENERAL.

10.1.	Assignment. Supplier may not assign or transfer this Agreement, in whole or in part, without Company’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns. The Company may assign or transfer this Agreement, in whole or in part, without Supplier’s consent, as long as this agreement stays in effect.

10.2.	No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

10.3.	Equitable Remedies. Because the Services are personal and unique and because Supplier will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief. Company must post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.

10.4.	Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

10.5.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in Williamson County, Texas and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

10.6.	Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

10.7.	Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

10.8.	Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) when delivered by confirmed electronic transmission (including email); (iii) one (1) business day after deposit with a nationally recognized express courier, with written confirmation of receipt; or (iv) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other addresses as may be specified by either party to the other party in accordance with this Section.

10.9.	Performance Consequential Damages. If Supplier has not achieved the performance deliverable pursuant to Exhibit A, Section 4.1(c) - Production Ramp (First Customer Shipments “FCS”) – Week of June 5, 2023, or earlier as agreed to by Company and the Supplier, the Supplier shall be notified as identified in Supplier Agreement, Section 10.9. Upon receipt of written notice of default, the Supplier will have ten (10) calendar days to provide a written explanation of any justification that may be applicable to the Consequential damages being considered and a corrective action plan for bringing the operations within the standards specified. Company will have the right to approve and make changes to the corrective action plan submitted by Supplier. The corrective action plan must be implemented by Supplier at no cost to and upon approval by Company. Consequential damages will not be assessed during the specified cure period for the activity in question. Supplier’s failure to achieve the approved corrective action plan may be deemed by Company as a breach of this Agreement. If otherwise a corrective action plan is not provided by Supplier, Consequential damages shall be assessed at up to [***] per calendar day. Consequential damages shall be deducted from future payments to Supplier until remedied. If the company makes changes to the product or the schedule that disrupts continuous production and causes production delays, Consequential damages shall be assessed at up to [***] per calendar day.

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10.10.	Entire Agreement. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings and agreements, whether written or oral, with respect to the subject matter hereof. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement. Any waiver, modification, or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

10.11.	Interpretation. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, (a) all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement; (b) all references herein to “days” will refer to “calendar days”; and (c) all references to “including” will mean “including without limitation.”

10.12.	Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY: Volcon Inc.	SUPPLIER: GLV Ventures

By: Jordan Davis	By: Gilbert Villarreal

Name: /s/ Jordan Davis	Name: /s/ Gilbert Villareal

Title: CEO	Title: CEO

Address: 2590 Oakmont Dr, STE 520, Round Rock	Address: 417 E. 2nd St, Rochester MI 48307 78665

ATTACHMENTS

Exhibit A: Volcon Stag Production Launch Proposal-SOW

Exhibit B: Preexisting Inventions

Exhibit C: RASIC

Exhibit D: Product Specifications

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EXHIBIT A

VOLCON STAG PRODUCTION LAUNCH SOW

1.	PROJECT SUMMARY AND SCOPE

1.1.	Summary. This plan details the Volcon Stag Production project, which commences after the PVT build. GLV will support of Volcon, and their partners, as outlined in the RASIC included in this proposal.

1.2.	Project Duration. The effective date of this Agreement and continuing through Stag production life

1.3.	Location of Service.

Company Name:	GLV, LLC
Contact Name:	[***]
Address:	417 E. 2nd Street, Rochester, MI 48307
Project Director:	[***]
Other Company Personnel:	[***]
Permitted Subcontractors:	As required (with NDA on file)

1.4.	Goals and Objectives.

1.4.1.	Production Tooling Launch

1.4.2.	Production Vehicle Launch

2.	RASIC. See Exhibit C

3.	SCOPE OF PROJECT

3.1.	GM Battery Pack, [***]

3.2.	Powertrain Control Solutions (PCS) – [***]

3.3.	Chassis, Body Panels, Suspension, Remaining BOM Target = [***]

3.4.	Manufacturing Cost = [***]

3.5.	Sale Package to Volcon = [***]

3.6.	Estimated Volumes:

3.6.1.	MY 2024 (June 2023 to June 2024) [***]

3.6.2.	MY 2025 (June 2024 to June 2025) [***]

3.6.3.	MY 2026 (June 2025 to June 2026) [***]

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3.7.	Coordinate selection of components and hardware for the Stag, with Volcon

3.8.	As required, includes PPAP Qualifications, GD&T, DFMEA, Analysis, and 2D Drawings on all newly designed components

4.	PROJECT SCHEDULE

4.1.	Deliverables.

4.1.1.	Production System Fill – [***]

4.1.2.	Production Kickoff – [***]

4.1.3.	Production Ramp (First Customer Shipments (“FCS”)) – [***], or earlier as mutually agreed to by Company and Supplier

5.	TERMS AND CONDITIONS

5.1.	Product Conformance.

5.1.1.	All product shall conform to product requirements including, but not limited to released drawings, FAI samples, specifications, ECOs (Engineering Change Orders), PPAP Qualifications, approved deviations and any general quality agreements or logistics/ purchasing agreements. Any product found to be in nonconformance shall not be eligible for payment until such nonconformance is cured in agreement with the Company. Company has final approval on all design requirements, material selections, and approval of production processes.

5.2.	Product Cost.

5.2.1.	Supplier agrees to make available at request all product related cost structures, bill of materials and any costs associated with the product overall cost including direct labor, freights, tariffs, directly assigned to the product or the procurement and manufacturing of the product and its subcomponents.

5.2.2.	Supplier further agrees that cost savings realized through manufacturing improvements, design changes, souring and negotiations shall be shared between the Parties equally.

5.3.	Program Improvements.

5.3.1.	Supplier agrees cooperate fully in conjunction with cost and quality initiatives, value analysis, and other improvement projects at the supplier site or that of the sub suppliers. These activities will be coordinated closely with the Parties.

5.4.	Product Changes.

5.4.1.	All changes to released products will be handled via an ECO process or deviation process. All changes must be documented, and written approval granted prior to implementing any changes to the product.

5.4.2.	Company has the right to refuse deviation requests. Supplier is responsible for all costs associated with the test, validation, and approval of deviation requests and assumes liability for any service and warranty costs associated with deviations to the required specifications.

5.4.3.	All ECOs on the behalf of the Company shall be evaluated in good faith and implemented immediately. Supplier is required to evaluate and support all change orders. All costs impacts will be evaluated and agreed upon and as such Supplier agrees to provide fully documented cost impacts. Costs associated with Company directed Supplier changes will be the liability of the Company.

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5.5.	Product Cost.

5.5.1.	Supplier agrees to maintain pricing per contract on a yearly basis and agrees to participate in good faith to achieve further cost reductions below the maximum price set forth in the above contract. If no improvements are made or price changes are agreed to, the pricing set forth from the previous year will remain as the prevailing agreed upon price.

5.5.2.	Supplier agrees to participate in alternative sourcing, value analysis, and lean manufacturing activities in conjunction with the Company and any cost savings identified shall be shared mutually between the Parties.

5.6.	Sub Supplier Decisions.

5.6.1.	Directed suppliers as identified by the Company will be the responsibility of the Company for cost, quality, and timing. The Supplier may also offer alternative sub suppliers in which case they would manage and take responsibility for. Any supplier that is defined as a directed supplier shall be documented in writing as such and acknowledged by both Parties.

5.6.2.	Company reserves the right to select and make final determination on alternate sub suppliers based on cost, quality, and delivery performance.

5.7.	Tooling and Equipment.

5.7.1.	Parties agree to transfer the legal ownership of initial and all replacement tooling paid for by Company upon completion of the PPAP qualification and final tooling payment made to Supplier. Company shall possess sole title to tooling. Supplier agrees to permanently identify tooling with Company name and permanent ID tag. Supplier agrees to provide on request updated list of all owned tooling including location, condition, and contact for any sub supplier in possession of tooling.

5.7.2.	Company has the right to inspect and verify any tooling, manufacturing, or assembly facility during the normal business hours of the facility.

5.7.3.	Supplier agrees to provide Company with capacity checks, tooling audits and all required technical documents related to tooling to support the analysis of production or alternate supply decisions including technical documents and drawings.

5.7.4.	All issues with tooling for capacity, defects, quality, or life shall be immediately communicated to the Company that have impact or potential impact to quality or delivery of finished goods. Supplier agrees to maintain at their cost the tooling ensuring the same level of performance and quality demonstrated during the PPAP qualification.

5.7.5.	Tooling is for the exclusive use to manufacture products on behalf of Company and in no instance shall be used for the production of product for any party other than the Company.

5.7.6.	In the event of insolvency, breach, or termination of manufacturing agreements the Company will have the exclusive right to purchase the specified tooling and production fixtures at the Supplier or their contracted sub suppliers that has not already been paid for by the Company.

5.7.7.	Tooling shall not be scrapped without the written permission of the Company.

5.7.8.	Supplier is required to store tooling for a period of 1.5 years beyond the end of production at their expense and support the Company with mutually agreed terms and pricing for any small production runs to support the service and warranty period, or end of life purchases.

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5.7.9.	Company has the right to withdraw tooling with the termination of this agreement, Supplier inability to supply product, Supplier is delayed, cannot meet quality requirements or is unwilling to supply product at the agreed upon terms. Supplier agrees to make readily available tooling without damage to Company upon written request from Company.

5.8.	Warranty.

5.8.1.	Suppliers guarantees that all supplied products will be free from defect in materials, workmanship and will conform to all applicable product specifications and drawings.

5.8.2.	The warranty period of the products shall be a [***] period commencing when the vehicle is registered or is put into use at the time of retail sale, else [***] from the time of factory exit of Supplier at the FOB point of Texas.

5.8.3.	Warranty shall cover all manufactured and purchased components contained within the purchased products including vehicles as well as any service, warranty, or accessory components.

5.8.4.	In the event of defective Product, the Supplier shall promptly sort, and repair or replace at Company’s direction, the defective Product at the Supplier’s expense.

5.8.5.	In the event the defective Product is discovered in the field, the supplier agrees to provide support and necessary materials to promptly address any warranty, recall, or service type event with the Company’s dealer network and reimburse the Company for the expenses incurred to resolve the event.

5.8.6.	Company reserves the right to cancel or retain a partial payment in the event the defect is unable to be resolved or the product fails.

5.8.7.	Suppliers agrees to reimburse cost associated with warranty events including but not limited to, reasonable and industry standard Dealer service fees, component costs, travel, labor, storage or other associated costs to repair or replace the defective product. Supplier shall have the first right to perform such task.

5.8.8.	Supplier agrees to reimburse all damages, losses and costs associated with recalls, field safety measures, defect service events, or other product related events that call for repair or replacement of vehicles in service upon Supplier and Company mutual concurrence

5.8.9.	Supplier agrees to share any information of known risks without delay that could present a possible safety or quality concern to the Product. Parties agree to work together to address and resolve such instances.

5.9.	This agreement does not include the Supplier Agreement dated March 11, 2022, established and in place, between GLV and Volcon for the development and launch of the Volcon Stag.

6.	PRODUCT SPECIFICATIONS. Attached hereto as Exhibit D.

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EXHIBITS
[***]

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